UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

TIER I OFFERING

PRELIMINARY OFFERING STATEMENT

UNDER THE SECURITIES ACT OF 1933

CR GLOBAL HOLDINGS, INC.

DATE:  NOVEMBER 25, 2020

6531

(PRIMARY STANDARD CLASSIFICATION CODE)

Chantel Ray Finch

Chief Executive Officer

CR Global Holdings, Inc.

2600 Barrett St

Virginia Beach, VA 23452

Telephone:(757) 216-5790

https://chantelray.com

Please send copies of all correspondence to:

Davis Law, PLC

http://www.davislawplc.com

555 Belaire Avenue, #340

Chesapeake, VA 23320

TELEPHONE: (757) 410-2293

Email: clem@davislawplc.com

THIS OFFERING STATEMENT SHALL ONLY BE QUALIFIED UPON ORDER OF THE COMMISSION, UNLESS A SUBSEQUENT AMENDMENT IS FILED INDICATING THE INTENTION TO BECOME QUALIFIED BY OPERATION OF THE TERMS OF REGULATION A

PART I - NOTIFICATION

Part I should be read in conjunction with the attached XML Document for Items 1-6

PART I - END

PRELIMINARY OFFERING CIRCULAR DATED NOVEMBER 25, 2020

An offering statement pursuant to Regulation A relating to these securities has been filed with the U.S. Securities and Exchange Commission, which we refer to as the Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment.  These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

CR GLOBAL HOLDINGS, INC.

1,000,000 Shares of Common Stock

$1.00 PER SHARE

CR Global Holdings, Inc., a Virginia Corporation (the Company, CRGH, Holdings, we, or our) is offering up to  1,000,000 (“Maximum Offering”) shares (the “Shares”) of our Common Stock at   (“Common Stock”) to be sold in this offering (the “Offering”). The Shares are being offered at a purchase price of $1.00 per share on a “best efforts” basis. See “Securities Being Offered” beginning on page 38 for a discussion of certain items as of Part II of Form 1-A. We are selling our Shares through a Tier 1 offering pursuant to Regulation A+ under the Securities Act of 1933, as amended (the “Securities Act”), and we intend to sell the Shares directly to investors and not through registered broker-dealers who are paid commissions. This offering will terminate at the earlier of   December 1, 2021, subject to extension for up to 180 days in the sole discretion of the Company as permitted by law; or (ii) the date on which the Maximum Offering is sold (in either case, the “Termination Date”). There is no escrow established for this Offering. We will hold closings upon the receipt of investor’s subscriptions and acceptance of such subscriptions by the Company. If, on the initial closing date, we have sold less than the Maximum Offering, then we may hold one or more additional closings for additional sales, until the earlier of: (i) the sale of the Maximum Offering, or (ii) the Termination Date. There is no aggregate minimum requirement for the Offering to become effective, therefore, we reserve the right, subject to applicable securities laws, to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, including without limitation, working capital and general corporate purposes, offering expenses, and other uses as more specifically set forth in the “Use of Proceeds” section of this offer ing circular (“Offering Circular”). We expect to commence the sale of Shares as of the date on which the offering statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the United States Securities and Exchange Commission (the SEC).

	Price to Public	Underwriting and Commissions	Proceeds to Issuer (1)	Proceeds to other persons
Per Share	$1.00	N/A	$1.00	$1.00
Minimum Price	None	N/A	N/A	N/A
Total Shares	1,000,000	N/A	$ 1,000,000	0

The offering is being conducted on a best-efforts basis without any minimum target.

Investing in our Common Stock involves a high degree of risk. These are speculative securities. You should purchase the securities only if you can afford a complete loss of your investment. See “Risk Factors” starting on page 10 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock. There is no guarantee that we will sell any of the securities being offered in this offering. Additionally, there is no guarantee that this Offering will successfully raise enough funds to institute our company’s business plan. Additionally, there is no guarantee that a public market will ever develop and you may be unable to sell your shares.

OFFERING CIRCULAR OUTLINE

THE SECURITIES UNDERLYING THIS OFFERING STATEMENT MAY NOT BE SOLD UNTIL QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION. THIS OFFERING CIRCULAR IS NOT AN OFFER TO SELL, NOR SOLICITING AN OFFER TO BUY, ANY SHARES OF OUR COMPANY IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH SALE IS PROHIBITED.

INVESTMENT IN SMALL BUSINESS INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS” FOR A DISCUSSION OF CERTAIN RISKS YOU SHOULD CONSIDER BEFORE PURCHASING ANY SHARES IN THIS OFFERING.

AN OFFERING STATEMENT PURSUANT TO REGULATION “A” RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, WHICH WE REFER TO AS THE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SO

LICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO (2) BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

The date of this offering circular is November 25, 2020

TABLE OF CONTENTS

PART II – OFFERING CIRCULAR

OFFERING CIRCULAR OUTLINE3

Statement Regarding Forward-Looking Statements5

SUMMARY6

REGULATION A+7

THE OFFERING8

SUMMARY OF SIGNIFICANT RISKS FACTORS9

PLAN OF DISTRIBUTION18

USE OF PROCEEDS18

DIVIDEND POLICY19

OUR BUSINESS19

DESCRIPTION OF PROPERTY29

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS30

Directors, Executive Officers and Significant Employees32

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS35

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS36

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS37

SECURITIES BEING OFFERED38

FINANCIAL STATEMENTS TIER I OFFERINGS39

PART III

ADDITIONAL INFORMATION ABOUT THE OFFERING

LEGAL MATTERS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

________________________________________________________________

Statement Regarding Forward-Looking Statements

Certain statements contained in this Offering Circular contain certain forward-looking statements which are intended to be covered by the safe harbors created thereby. All statements, other than statements of historical facts, are forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. Forward-looking statements may include statements about matters such as: future revenues; future industry market conditions; future changes in our capacity and operations; future operating and overhead costs; operational and management restructuring activities (including implementation of methodologies and changes in the board of directors); future employment and contributions of personnel; tax and interest rates; capital expenditures and their impact on us; nature and timing of restructuring charges and the impact thereof; productivity, business process, rationalization, investment, acquisition, consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth.

These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors set forth in this report and the following: current global economic and capital market uncertainties; potential dilution to our stockholders from our recapitalization and balance sheet restructuring activities; potential inability to continue to comply with government regulations; adoption of or changes in legislation or regulations adversely affecting our businesses; permitting constraints or delays, business opportunities that may be presented to, or pursued by, us; changes in the United States or other monetary or fiscal policies or regulations; changes in generally accepted accounting principles; geopolitical events; potential inability to implement our business strategies; potential inability to grow revenues organically; potential inability to attract and retain key personnel; assertion of claims, lawsuits and proceedings against us; potential inability to maintain an effective system of internal controls over financial reporting; potential inability or failure to timely file periodic reports with the SEC; potential inability to list our securities on any securities exchange or market. Occurrence of such events or circumstances could have a material adverse effect on our business, financial condition, results of operations or cash flows or the market price of our securities. All subsequent written and oral forward-looking statements by or attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Except as otherwise required by law, including the securities law of the United States, we undertake no obligation to publicly update or revise any forward-looking statement.

SUMMARY

This summary highlights information contained elsewhere in this offering circular. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Common Stock. Before investing in our securities, you should carefully read this entire offering circular, including our financial statements and the related notes thereto and the information in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements are forward-looking statements. See the section entitled “Statement Regarding Forward-Looking Statements.”

Company Information

Holdings was formed in 2020 under the laws of the Commonwealth of Virginia, and is headquartered in Virginia Beach, VA. Holdings is the parent company of Chantel Ray Real Estate, Inc. (CRRE) and Canzell Realty, LLC (CR) and does not conduct any operations other than with respect to its ownership of CRRE and CR. CRRE was formed in 2010 as a Virginia corporation, primarily focused on the residential real estate market for buyers and sellers in the Hampton Roads region of Virginia. Hampton Roads is situated in the middle of the Eastern seaboard where the James, Nansemond, and Elizabeth rivers pour into the mouth of the Chesapeake Bay and meet the Atlantic Ocean to the region’s east. Home to more than 1.8 million people, the Hampton Roads region includes the independent cities of Chesapeake, Franklin, Hampton, Newport News, Norfolk, Portsmouth, Suffolk, Virginia Beach, and Williamsburg and the counties of Gloucester, Isle of Wight, James City, Mathews and Southampton. CRRE is a Principal Broker and derives its revenues primarily from commission income received from commission shares with its affiliated agents and serving as a broker at the closing of real estate transactions.

CRR was formed in 2017 as Chantel Ray of Williamsburg, LLC and is a licensed Realtor currently focused on the residential real estate market for buyers and sellers in the Williamsburg, VA., a city located in the Hampton Roads region with an estimated population of 14,954. In 2020, CRR changed its name to Chantel Ray Realty, LLC as part of anticipating a strategic refocusing of its business model toward the multi-state residential real estate market.

REGULATION A+

We are offering our Common Stock pursuant to adopted rules by the Securities and Exchange Commission mandated under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. These offering rules are often referred to as “Regulation A+.” We are relying upon “Tier 1” of Regulation A+, which allows us to offer up to $20 million in a 12-month period as an emerging growth company.

In accordance with the requirements of Tier 1 of Regulation A+, an emerging growth company may take advantage of relief from certain reporting requirements and other burdens that are applicable to companies that are considered “public companies” under the Securities and Exchange Commission regulations. We therefore are not required to publicly file audited financial statements, a discussion of results of operations, or annual, semiannual, and current event reports with the Securities and Exchange Commission after the qualification of the offering statement of which this Offering Circular forms a part.

We may take advantage of these provisions for up to five years or such earlier time that we no longer qualify as an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in total annual gross revenue, have more than $700 million in market value of our capital stock held by non-affiliates or have issued more than $1.0 billion of non-convertible debt in the past three-year period. We intend to take advantage of the reduced reporting requirements with respect to disclosure regarding our executive compensation arrangements, have presented only two years of financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in our filings with the Securities and Exchange Commission, or the SEC, and have taken advantage of the exemption from auditor attestation on the effectiveness of our internal control over financial reporting. To the extent that we take advantage of these reduced reporting burdens, the information that we provide shareholders may be different than you might obtain from other public companies in which you hold equity interests.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies.

THE OFFERING

Issuer:	CR Global Holdings, Inc.
Shares Offered:	A maximum of One Million (1,000,000) shares of Common Stock (the “Maximum Offering”), at an offering price of One Dollar ($1.00) per share (the “Shares”).
Number of shares of Common Stock Outstanding before the Offering:	0
Regulation A Tier	Tier 1
Number of shares of Common Stock to be Outstanding after the Offering:	1,000,000
Price per Share:	$1.00
Maximum Offering:	$1,000,000

Use of Proceeds:

We currently intend to use the net proceeds after expenses for general corporate expenses. We reserve the right to change the use of proceeds as business demands dictate. General purposes might be, but not limited to, grants of incentive shares to employees, retaining more agents by offering equity in the Company, the costs of this offering, including our outside legal and accounting expenses, promotion and marketing. Our management has sole discretion regarding the use of proceeds from the sale of shares.

Risk Factors:

Investing in CR Global Holdings, Inc. involves a high degree of risk. See the section titled “Risk Factors” beginning on page 10 of this offering statement for a discussion of factors that you should read and consider before investing in our securities.

The Shares will be offered and sold by the Company’s officers directors and employees without compensation. Neither the Company nor any of its officers, directors or employees are registered as broker or dealer under Section 15 of the Exchange Act. The Company has not retained an underwriter or any independent broker-dealer to assist in offering the Shares.

It is the intention of the Company to offer and sell the Shares by contacting prospective investors through appropriate newspaper and magazine advertisements as well as through the use of the Internet to electronically deliver copies of this Offering Circular to prospective investors.

Those subscribing to purchase Shares must complete a Stock Subscription Agreement form of which is included as an appendix to this Offering Circular. The Company reserves the right to reject any subscription for Shares in its entirety or to allocate Shares among prospective purchasers. If any subscription is rejected, funds received by the Company for such subscription will be returned to the applicable prospective purchaser without interest or deduction. Funds received by the Company after Shares offered hereby is sold will not be placed in escrow but placed directly into the Company’s operating account for immediate use by the Company.

SUMMARY OF SIGNIFICANT RISKS FACTORS

In addition to the other information set forth in this report, you should carefully consider the following factors, which could materially affect our business, financial condition or results of operations in future periods. The risks described below are not the only risks facing our company. Additional risks not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or results of operations in future periods.

Risks Related to Our Business and Industry

We are an “emerging growth company” and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our shares less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012, and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and investor approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years following the completion of this offering. We cannot predict if investors will find our shares less attractive if we choose to rely on these exemptions. If some investors find our shares less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our shares and our unit price may be more volatile.

Under the Jumpstart Our Business Startups Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Our profitability is tied to the strength of the residential real estate market, which is subject to a number of macroeconomic conditions beyond our control.

Our profitability is closely related to the strength of the residential real estate market which traditionally follows the economic cycle and which can be impacted by national, state and local production, distribution, and consumption of goods and services from the economy. Macroeconomic conditions that could adversely impact our business include, but are not limited to, economic slowdown or recession, increased unemployment, increased energy costs, reductions in the availability of credit, increased costs of obtaining mortgages, an increase in foreclosure activity, rising interest rates, inflation, disruptions in capital markets, declines in the stock market, adverse tax policies or changes in other regulations, lower consumer confidence, lower wage and salary levels, war or terrorist attacks, natural disasters, pandemics or actions taken by the Federal Reserve Board to regulate the supply of money, or the public perception that any of these events may occur. In addition, federal and state governments, agencies and government-sponsored entities such as Fannie Mae and Freddie Mac could take actions that result in unforeseen consequences or that otherwise could negatively impact our business.

We cannot guarantee that we will be able to grow in the various local markets that we serve.

To capture and retain market share in the various local markets that we serve, we must compete successfully against other brokerages for agents and brokers and for the consumer relationships that they bring. Our competitors could lower the fees that they charge to agents and brokers or could raise the compensation structure for those agents. Our competitors may have access to greater financial resources than us, allowing them to undertake expensive local advertising or marketing efforts. In addition, our competitors may be able to leverage local relationships, referral sources, strong local brand and name recognition that we have not established. Our competitors could, as a result, have greater leverage in attracting new and established agents in the market and in generating business among local consumers. Our ability to grow in the local markets that we serve will depend on our ability to compete with these local brokerages.

The utilization of a cloud based immersive office as a suitable substitute for a physical brick and mortar location is a fairly new strategy and we cannot guarantee that we will be able to operate and grow within its confines.

Currently, our cloud office adequately supports the needs of our agent population located in Virginia. We cannot guarantee that our cloud office platform will continue to support our agent population and meet our business needs as we grow. The effectiveness of our cloud office platform is tied to a number of variables at any given time including server capacity and concurrent users. In addition, the use of the cloud office platform, and the use generally of 3D immersive office environments as an acceptable substitute among agents and brokers for physical office locations is a fairly new frontier. We cannot guarantee that industry rank and file will adopt or accept cloud-based 3D office environments as a substitute for a physical office environment.

Significant risk to brand and revenue if we fail to meet federal, state, county, or private associations and governing board laws and regulations.

We operate in a heavily regulated industry with regulated labor classifications which present significant risk in general for each potential instance where we fail to maintain compliance.

Our brokers can be classified as an employee or independent contractor and we could potentially misclassify or fail to consistently achieve compliance. Classifications and compliance are subject to the Internal Revenue Service regulations and applicable state law guidelines and penalties.

Our agents are only classified as independent contractors and we could potentially misclassify or fail to consistently achieve compliance. Classifications and compliance are subject to the Internal Revenue Service regulations and applicable state law guidelines and penalties.

Classifications, regulations and guidelines for brokers and agents are subject to judicial and agency interpretation as well as periodic changes. Changes, or any indication of changes, may adversely impact our workforce classifications, expenses, compensation, commission structure, roles and responsibilities and broker organization.

Beyond workforce regulations and classifications, there exist complex, heavily regulated federal, state, foreign, local authority laws and regulations and national, state, and local third-party organization’s regulations, policies and bylaws governing our real estate business.

In general, the laws, rules and regulations that apply to our business practices include the federal Real Estate Settlement Procedures Act (“RESPA”), the federal Fair Housing Act, the Dodd-Frank Act, and federal advertising and other laws, as well as comparable state statutes; rules of trade organization such as National Association of Realtors, local Multiple Listing Services, and state and local Association of Realtors; licensing requirements and related obligations that could arise from our business practices relating to the provision of services other than real estate brokerage services; privacy regulations relating to our use of personal information collected from the registered users of our websites; laws relating to the use and publication of information through the Internet; and state real estate brokerage licensing requirements, as well as statutory due diligence, disclosure, record keeping and standard-of-care obligations relating to these licenses.

Maintaining legal compliance is challenging and increases our costs due to resources required to continually monitor business practices for compliance with applicable laws, rules and regulations.

We may not become aware of all the laws, rules and regulations that govern our business, or be able to comply with all of them, given the rate of regulatory changes, ambiguities in regulations, contradictions in regulations between jurisdictions, and the difficulties in achieving both company-wide and region-specific knowledge and compliance.

If we fail, or we have alleged to have failed, to comply with any existing or future applicable laws, rules and regulations, we could be subject to lawsuits and administrative complaints and proceedings, as well as criminal proceedings. Our noncompliance could result in significant defense costs, settlement costs, damages and penalties.

Our business licenses could be suspended or revoked, our business practices enjoined, or we could be required to modify our business practices, which could materially impair, or even prevent, our ability to conduct all or any portion of our business. Any such events could also damage our reputation and impair our ability to attract and service home buyers, home sellers and agents, as well our ability to attract brokerages, brokers, teams of agents and agents to our company, without increasing our costs.

We do carry general liability insurance; however, insurance may not cover all claims or claims of these types or may be inadequate to protect us from all liability.

Further, if we lose our ability to obtain and maintain all of the regulatory approvals and licenses necessary to conduct business as we currently operate, our ability to conduct business may be harmed. Lastly, any lobbying or related activities we undertake in response to mitigate liability or current or new regulations could substantially increase our operating expenses.

If we do not remain innovative in the real estate industry, we may not be able to grow our business and leverage our costs to achieve profitability.

Innovation has been critical to our ability to compete against other brokerages for clients and agents. For example, we utilize an online office environment which reduces our need for office space and facilitates the transaction of business away from an office. Should the real estate market continue to adopt this innovative model, our ability to achieve profitability may diminish or erode. For example, other brokerages with similar cloud- based office platforms and others who could develop or license cloud-based office platforms that are equal to or superior to CRR’s can enter the market. If we do not remain on the forefront of this trend, we may not be able to achieve or sustain consistent profitability.

Our value proposition for agents and brokers includes allowing them to participate aggressively in the gross revenues of our company and is not typical in the real estate industry. If agents and brokers do not understand our value proposition or value its attributes, we may not be able to attract, retain and incentivize agents.

Participation in our gross revenue sharing plan represents a key component of our agent and broker value proposition. Agents and brokers may not understand or appreciate its value. In addition, agents may not appreciate other components of our value proposition including the cloud office platform, the mobility it affords, the systems and tools that we provide to agents and brokers, and the professional development oppor tunities we create and deliver. If agents and brokers do not understand the elements of our agent value proposition, or do not perceive it to be more valuable than the models used by most competitors, we may not be able to attract, retain and incentivize new and existing agent’s and broker’s to grow our revenues.

Loss of our current executive officers or other key management could significantly harm our business.

We depend on the industry experience and talent of our current executives, including our Founder and Chief Executive Officer Chantel Ray Finch. We also rely on individuals in key management positions within our operations teams. We believe that our future results will depend, in part, upon our ability to retain and attract highly skilled and qualified management. The loss of our executive officers or any key personnel could have a material adverse effect on our operations because other officers might not have the experience and expertise to readily replace these individuals. To the extent that one or more of our top executives or other key management personnel depart from our company, our operations and business prospects may be adversely affected. In addition, changes in executives and key personnel could be disruptive to our business. We do not have key person insurance on our Chief Executive Officer.

Our operating results are subject to seasonality and vary significantly among quarters during each calendar year, making meaningful comparisons of successive quarters difficult.

Seasons and weather, while seemingly predictable, traditionally impact the real estate industry. Continuous poor weather or natural disasters negatively impact listings and sales. Spring and summer seasons historically reflect greater sales periods in comparison to fall and winter seasons. Seasonal or weather-related lower revenue also reduces our operating income, net income, operating margins and cash flow.

Real estate listings precede sales and a period of poor listings activity will negatively impact revenue. Past performance be it weather, seasons, prior month or prior quarter is no assurance or predictor of the following month’s or quarter’s revenue and macroeconomic shifts in the markets served could conceal the impact of poor weather or seasonality.

Home sales in successive quarters can fluctuate widely due to holidays, national or international emergencies such as COVID-19, the school year calendar’s impact on relocation and/or interest rate changes or speculation of pending interest rate changes. Our revenue and operating margins each quarter will remain subject to seasonal fluctuations, poor weather and natural disasters, combined with macroeconomic market changes may make it difficult to compare or analyze our financial performance effectively across successive quarters.

If we fail to protect the privacy of employees, independent contractors, or consumers or personal information that they share with us, our reputation and business could be significantly harmed.

Numerous consumers have shared personal information with us during the normal course of business of residential real estate transactions, plus many independent contractors and employees have entrusted us with personal information. This includes, but is not limited to, social security numbers, annual income amounts and sources, consumer names, addresses, telephone and cell phone numbers, and email addresses.

Our application, disclosure and safeguard of the information is regulated by federal and state privacy laws. To comply with privacy laws, we invested resources and adopted a privacy policy outlining the use and care as well as how and with whom we may share personal information. This policy includes informing consumers, independent contractors and employees that we will not share their personal information with third parties without their consent unless required by law.

Privacy policies and compliance with federal and state privacy laws presents risk and could incur legal liability for failing to maintain compliance. We may not become aware of all privacy laws, changes to privacy laws, or third party privacy regulations governing the real estate business, or be unable to comply with all of these regulations, given the rate of regulatory changes, ambiguities in regulations, contradictions in regulations between jurisdictions, and the difficulties in achieving both company-wide and region-specific knowledge and compliance.

Our policy and safeguards could be deemed insufficient if third parties with whom we have shared personal information fail to protect the privacy of that information. Our legal liability could include significant defense costs, settlement costs, damages and penalties, plus, damage our reputation with consumers, which could significantly damage our ability to attract and maintain customers. Any or all of these consequences would result in meaningful unfavorable impact on our brand, business model, revenue, expenses, income and margins.

Our business could be adversely affected if we are unable to expand, maintain and improve the systems and technologies upon which we rely on to operate.

As the number of agents and brokers in our company grows, our success will depend on our ability to expand, maintain and improve the technology that supports our business operations, including, but not limited to, our cloud office platform. Loss of key personnel or the lack of adequate staffing with the requisite expertise and training could impede our efforts in this regard. If our systems and technologies lack capacity or quality sufficient to service agents and their clients, then the number of agents who wish to use our products could decrease, the level of client service and transaction volume afforded by our systems could suffer, and our costs could increase. In addition, if our systems, procedures or controls are not adequate to provide reliable, accurate and timely financial and other reporting, we may not be able to satisfy regulatory scrutiny or contractual obligations with third parties and may suffer a loss of reputation. Any of these events could negatively affect our financial position.

Our business, financial condition and reputation may be substantially harmed by security breaches, interruptions, delays and failures in our systems and operations.

The performance and reliability of our systems and operations are critical to our reputation and ability to attract agents, teams of agents and brokers into our company as well as our ability to service home buyers and sellers. Our systems and operations are vulnerable to security breaches, interruption or malfunction due to certain events beyond our control, including natural disasters, such as earthquakes, fire and flood, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. In addition, we rely on third party vendors to provide the cloud office platform and to provide additional systems and related support. If we cannot continue to retain these services on acceptable terms, our access to these systems and services could be interrupted. Any security breach, interruption, delay or failure in our systems and operations could substantially reduce the transaction volume that can be processed with our systems, impair quality of service, increase costs, prompt litigation and other consumer claims, and damage our reputation, any of which could substantially harm our financial condition.

Failure to protect intellectual property rights could adversely affect our business.

Our intellectual property rights, including existing and future trademarks, trade secrets, and copyrights, are important assets of the business. We have taken measures to protect our intellectual property, but these measures may not be sufficient or effective. We may bring lawsuits to protect against the potential infringement of our intellectual property rights; other companies, including our competitors, could make claims against us alleging our infringement of their intellectual property rights. Any significant impairment of our intellectual property rights could harm our business.

Unfavorable general economic conditions in the United States and other markets that we enter and operate within could negatively impact our financial performance.

Unfavorable general economic conditions, such as a recession or economic slowdown, in the United States and other markets we enter and operate within could negatively affect the affordability of, and consumer demand for, our services in the United States. Under difficult economic conditions, consumers may seek to reduce spending by forgoing real estate purchases. Lower consumer demand for our services in the United States and other markets could reduce our profitability.

We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business and financial condition.

We cannot predict with certainty the cost of defense, the cost of prosecution, insurance coverage or the ultimate outcome of litigation and other proceedings filed by or against us, including remedies or damage awards, and adverse results in such litigation and other proceedings, including treble damages, may harm our business and financial condition.

Such litigation and other proceedings may include, but are not limited to, actions relating to intellectual property, commercial arrangements, negligence and fiduciary duty claims arising from our company owned brokerage operations, standard brokerage disputes like the failure to disclose hidden defects in the property such as mold, vicarious liability based upon conduct of individuals or entities outside of our control, including our agents, brokers, third-party service or product provider, antitrust claims, general fraud claims and employment law claims, including claims challenging the classification of our employees as independent contractors and compliance with wage and hour regulations, and claims alleging violations of RESPA or state consumer fraud statutes.

In addition, class action lawsuits can often be particularly vexatious litigation given the breadth of claims, the large potential damages claimed and the significant costs of defense. The risks of litigation become magnified, and the costs of settlement increase, in class actions in which the courts grant partial or full certification of a large class. In the case of intellectual property litigation and proceedings, adverse outcomes could include the cancellation, invalidation or other loss of material intellectual property rights used in our business and injunctions prohibiting our use of business processes or technology that is subject to third party patents or other third party intellectual property rights. In addition, we may be required to enter into licensing agreements (if available on acceptable terms) and be required to pay royalties.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. At this time, there is no specific litigation that is currently in process or material in nature that an investor should be made aware of for any of the Holdings Companies. However, litigation is subject to inherent uncertainties and an adverse result in these, or other matters, may arise from time to time that may harm our business.

We may suffer significant financial harm and loss of reputation if we do not comply, cannot comply, or are alleged to have not complied with applicable laws, rules and regulations concerning our classification and compensation practices for the agents in our owned-and-operated brokerage.

All agents in our owned-and-operated brokerage operations have been retained as independent contractors, either directly or indirectly through third-party entities formed by these independent contractors for their business purposes. With respect to our independent contractor agents, and like most brokerages, we are subject to the Internal Revenue Service regulations and applicable state law guidelines regarding independent contractor classification. These regulations and guidelines are subject to judicial and agency interpretation, and it might be determined that the independent contractor classification is inapplicable to any of our agents. Further, if legal standards for classification of agents as independent contractors change or appear to be changing, it may be necessary to modify our compensation and benefits structure for these agents in some or all of our markets, including by paying additional compensation or reimbursing expenses.

In the future we could incur, substantial costs, penalties and damages, including back pay, unpaid benefits, taxes, expense reimbursement and attorneys’ fees, in defending future challenges by agents to our agent classification or compensation practices.

Risk Related to this Offering

Because no public trading market for our shares currently exist, it will be difficult for investors to sell their shares.

There is no public market for our shares and we currently have no plans to list our shares on an exchange or other trading market. Because of the illiquid nature of our shares you should purchase our shares as a long-term investment and be prepared to hold them for an indefinite period of time. Shares under Regulation A+ are not considered “restricted” under the Securities Act of 1933, Rule 144 for those who are not affiliates of the Company and thus are not subject to the transfer restrictions found under Rule 144.

As a non-listed company conducting an exempt offering pursuant to Regulation A, CRGH is not subject to a number of corporate governance requirements.

As a non-listed company conducting an exempt offering pursuant to Regulation A+, we are not subject to a number of corporate governance requirements that an issuer listing on a national stock exchange would be. Accordingly, we do not have, nor are we required to have:

(i) a board of directors of which a majority consists of “independent” directors under the listing standards of a national stock exchange;

(ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange requirements;

(iii) a nominating governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange requirements;

(iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange; and

(v) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of a national stock exchange.

The offering price of the shares of Holdings was not established on an independent basis; the actual value of your investment may be substantially less than what you pay.

We established the offering price of our shares of Holdings on an arbitrary basis. The selling price of our shares bears no relationship to our books or asset values or to any other established criteria for valuing shares. Because the offering price is not based upon any independent valuation, the offering price may be substantially more than the actual value of your investment. Further, the offering price may be substantially more than the price at which the shares would trade if they were to be listed on an exchange or actively traded by broker-dealers.

A decline in the price of our shares could affect our ability to raise further working capital and may adversely impact our plans to expand our operations on a nationwide basis.

A prolonged decline in the price of our shares could result in a reduction in the liquidity of our shares and a reduction in our ability to raise capital. Because we may attempt to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities, a decline in the price of our shares could be detrimental to our liquidity and our operations because the decline may cause investors not to choose to invest in our shares. If we are unable to raise the funds we require for all our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. As a result, our business may suffer, and not be successful and we may go out of business. We also might not be able to meet our financial obligations if we cannot raise enough funds through the sale of our shares and we may be forced to dramatically alter our business expansion plans.

Because we do not intend to pay any cash dividends on our shares of common stock in the near future, our shareholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the near future.

PLAN OF DISTRIBUTION

The Company is offering up to  1,000,000 shares at a purchase price of $1.00 per share. The Shares are being offered on a “best-efforts” basis by the Company. There is no aggregate minimum to be raised in order for the Offering to become effective and therefore the Offering will be conducted on a “rolling basis.”

The Shares will be offered and sold by the Company’s officers, directors and employees without compensation. Neither the Company nor any of its officers, directors or employees is registered as a broker dealer pursuant to Section 15 of the Securities Exchange Act of 1934.

The Offering will terminate on the first to occur of: (1) the date at which the maximum offering amount is completed; or (2) the date which is one year from this Offering being qualified by the Commission, subject to the Company’s right, in its sole discretion, to extend such date an additional 180 days.

In order to subscribe to purchase CRGH common stock, you will be required to complete a subscription agreement. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under the securities law, you are investing an amount that does not exceed the greater of ten percent (10%) of your annual income or ten percent (10%) of your net worth.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision.  Please note that Section 6 of the subscription agreement provides for exclusive jurisdiction of the state and federal courts sitting in the City of Virginia Beach, VA and Norfolk, VA and a waiver of the right to jury trial. The foregoing provision follows established Commonwealth of Virginia case law and legislation and is not intended to apply to claims arising under the federal securities laws and the rules and regulations thereunder, including the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, while any person or entity purchasing or otherwise acquiring any interest in any of the Company’s securities shall be deemed to have notice of and consented to these provisions, the Company’s exclusive forum provision will not relieve the Company of its duties to comply with the federal securities laws and the rules and regulations thereunder.

The Company has not retained an underwriter or any independent broker-dealer to assist in offering the Shares. It is the intention of the Company to offer and sell the Shares by contacting prospective investors through appropriate newspaper and magazine advertisements as well as through the use of the Internet to electronically deliver copies of this Offering Circular to prospective investors.

USE OF PROCEEDS

As of the date of this offering, we cannot specify with certainty all of the particular uses of the proceeds from this offering. However, we intend to use the net proceeds we receive from this offering for general corporate purposes, which may include, but is not limited to, pursuing our anticipated plan of a nationwide expansion, financing growth by incentivizing current agents and obtaining new agents at a faster pace, providing incentives to our employees, developing new services and funding capital expenditures and investments.

Management’s plans for the remaining proceeds of this offering are subject to change due to unforeseen events and opportunities, and the amounts and timing of our actual expenditures will depend on a number of factors. Accordingly, our management team will have broad discretion in using the remaining net proceeds from this offering.

DIVIDEND POLICY

Our Company has not historically paid any cash dividends to its sole shareholder and does not expect to pay dividends on the Common Stock in the foreseeable future. We anticipate that our Board will adopt a policy of retained earnings with all of our earnings being used for the operation and growth of our business.

Any future determination to pay dividends on Common Stock will be at the discretion of the Company’s Board and will depend upon many factors, including our financial position, results of operations, liquidity, legal requirements and other factors deemed relevant by the Company’s Board.

OUR BUSINESS

Overview

CR Global Holdings, Inc. (Holdings) was founded in 2020 and is the parent company of Chantel Ray Real Estate, Inc. (CRRE) and Canzell Realty, LLC (CR), companies established by their Founder and CEO, Chantel Ray Finch (the, “Holding Companies”). Holdings does not conduct any operations other than with respect to its ownership of CRRE, a company operating since 2010, and CR, a company operating since 2017. The mission and vision of the Holding Companies is to glorify God by putting clients’ interest above our own and “to change the lives of the communities we serve through abundant generosity”. The Holding Companies operate under core values that have been instituted since their inception by Ms. Finch in 2010. These values are: (1) Think win/win; (2) Be a go getter: (3) Follow up & follow through; (4) Address issues head on; (5) Do the right thing; (6) Let your “yes” be “yes” and “no” be “no”; and (7) Drive the bus, land the plane. Management expects to continue a policy of advancing these values and continuing the fundamentals of the Holdings companies, which includes, viewing every decision based upon what is best for the clients, the Holding Companies as a whole, and the individual team members.

Our Markets

We are focused on expanding our residential real estate operations throughout various cities across the United States. Currently, we operate in more than 100 cities in regions that are located in the following five states: Virginia, North Carolina, Florida, Texas and Washington State. Our operations are targeted to geographical regions in urban, suburban and rural areas.

Employees

As of October 1, 2020, we had a total of twenty-six (26) full-time employees. We believe that our employee relations are good. Operations of our Companies are overseen by our CEO, Chantel Ray Finch and her executive management team. Management directs the functions of administration, training, relations with agents, business development, technology, and research. We plan to advance the growth our Companies with continued supportive relationships with our agents and continued focus on technological advances that create opportunities for both our agents and employees.

Independent Contractors

As of October 1, 2020, the Holding Companies had a total of one hundred sixty (160) affiliated agents that are classified as independent contractors. All employees or agents are non-union.

The structure of the Holdings Companies are as follows:

CRRE was formed in 2010 by its Founder, Chantel Ray Finch, as a Virginia corporation, primarily focused on the residential real estate market in the Hampton Roads region of Virginia, home to more than 1.8 million people, which includes the independent cities of Chesapeake, Franklin, Hampton, Newport News, Norfolk, Portsmouth, Suffolk, Virginia Beach, and Williamsburg and the counties of Gloucester, Isle of Wight, James City, Mathews and Southampton. The Hampton Roads region is situated in the middle of the Eastern seaboard where the James, Nansemond, and Elizabeth rivers pour into the mouth of the Chesapeake Bay and meet the Atlantic Ocean to the region’s east. Initially established as a traditional brick and mortar real estate company, its operations have transitioned more toward that of a cloud-based, technology-driven real estate company focused on becoming a principal competitor in the nationwide real estate industry. CRRE has gained market presence in the Hampton Roads region through its marketing programs and strength in management through its founder and owner, Chantel Ray Finch and her team of executive managers. While not licensed as a Realtor, CRRE’s management has chosen to function as a Principal Broker focused on the development of real estate agents. CRRE derives revenues primarily from commission income received from commission shares with its affiliated agents and serving as a broker at the closing of real estate transactions.

CR was formed in 2017 as a Virginia limited liability company, by its Founder, Chantel Ray Finch, as Chantel Ray of Williamsburg, LLC. The company began as a traditional brick and mortar residential real estate company focused on serving the real estate market in Williamsburg Virginia area, a city with a population of approximately fifteen thousand as of 2019 and known as the historical capital of the Virginia Colony during the colonial era. CR is licensed as a Realtor. In 2020, Chantel Ray of Williamsburg, LLC changed its name to Canzell Realty, LLC as part of refocusing its strategic direction toward the multi-state residential real estate market. By partnering with is Managing Brokers in Florida, Texas and Washington state, CR plans to capture earnings in intra-state real estate markets outside of its primary markets in Virginia by providing its full product offering through its Managing Brokers who are licensed real estate professionals in other states and who agree to manage referrals through its online business model. While at an early stage of expansion, the anticipated goal for CR is to be a major competitor in the national marketplace for residential real estate sales and purchases.

With the changing nature of real estate service delivery to customers within the residential real estate market, CRRE and CR are expecting to advance their business practices toward a cloud-based, technology driven model in line with consumer expectations for the home buying and selling experience.

Knowing that technology serves a prominent role in the facilitation of services within this industry, Chantel Ray Finch, the founder of the Holdings Companies, is committed to creating a real estate company that provides agents with technology, training, and leadership so that they can provide a remarkable experience to their clients. In fostering this experience, CRRE and CR focuses on four standards of performance: (1) Zell your home in 90 days. We believe that “Zell” is a clever marketing term that we have adopted to indicate the “sell” of property and complements part of our marketing goal of providing uniqueness to our client base and suggestive of an entity that “can sell” while retaining some connection to the “Chantel” brand and accompanying goodwill. The Company motivates its agents to make that happen by guaranteeing to its clients that it will sell their house in 90 days or the commission is free; (2) One click for charity: Chantel Ray Finch has been passionate about giving back to her community. With ONE click, a buyer can donate 10% of company dollars to charity. The 10% comes completely from the company, not from the agents’ commission; (3) Live agents available 7 days a week from 8:00am to 9pm so that we never miss a call, and (4) Don’t get stuck: Management is confident of Company services, but if a client is unhappy and wants to end a contract they can use the “Fire Me” guarantee.

Our Strategy

As a new market entrant into the cloud-based, technology-driven real estate brokerage structure, our goal is to offer our customers real estate services by leveraging our software platform for management of real estate brokerage back-office functions, without the cost of physical brick and mortar offices or redundancy of personnel. We have transaction management software that can help agents conduct their listings and transactions from listing to close. We also have lead generating Customer Relationship Management (CMS) software we provide each agent to not only attract new business but keep up with and nurture the business they have. We have an internal system that includes an automated marketing center and all internal training and documentation an agent would need.

We will offer our agents the ability to increase their income through four revenue streams of income, (1)commissions from property sales; (2) revenue sharing; (3) leadership opportunities, and (4) mentoring of new agents, unlike a revenue model for real estate brokerage firms based predominantly on commissions. In addition, we plan to offer our agents, what we believe is, some of the best technology, training, and support available in the industry and offer an opportunity to earn equity in our Company if they achieve certain revenue and growth goals. We believe that by changing our revenue plan for agents, restructuring our business model and focusing on enhancing agent benefits and resources, we will be able to attract more agents to join and stay with our Company.

Our revenue model is designed to empower real estate agents by giving them access to tools that we believe will help them generate more revenue while building a more profitable business. Our company will do this by offering our Expansive Revenue Share Plan to each agent, which among other things, (i) will provide a higher sales commission to the agent without sacrificing our support, technology or training to the agent and also allowing the agent an opportunity to retain 100% of the commission after certain sales milestones are met, (ii) will allow an agent to participate in our revenue share plan for every new agent that the agent attracts to the Company, (iii) will provide an additional income earning opportunity to the agent when they become a leader of other agents and their teams, and (iv) will offer the opportunity for the agent to become a mentor in our mentor program, guiding other agents through their first transaction and earning a percentage of the commission. More importantly, agents may, if they choose, take advantage of these revenue opportunities and reinvest it into their own marketing programs thereby increasing their number of transactions and revenue.

We believe our revenue model will allow agents to directly compete against discount brokerages and other disruptive new competitors. Some companies offer profit sharing but that is only if the company makes a profit. Our management saw an opportunity to offer agents multiple means of profit sharing beyond commissions. By modifying the cost of our overhead, focusing on technological improvements and offering our Expansive Revenue Sharing Plan, we believe that we are able to pay agents a greater percentage of revenue share. Not only can agents make passive income, but they can also earn actual ownership in the company after meeting certain milestones, further explained below in our Expansive Revenue Sharing Plan.

Expansive Revenue Sharing Plan

Commissions

Our commission model is designed to empower real estate agents to build a more profitable business by allowing them to keep a higher percentage of their commission without sacrificing support, technology, or training. Our standard commissions from property sales is based upon a fee split of 70%/30% with an opportunity for up to a 100% commission after certain milestones are achieved. In most traditional real estate companies, the commission structure is set up so that the more the agent earns, the more they give away. We believe that the harder an agent works, the more they should be rewarded. The Companies offer agents a commission cap, which means that after an agent reaches the cap, the agent is then promoted to a 100% commission for the remainder of their “cap year,” often referred to as their “anniversary year”. More importantly, agents are able to take the increase in commissions and reinvest it into their individual marketing programs, thereby increasing their number of transactions and revenue.

Revenue Sharing

This program is available to every agent at the company and is based simply on revenue generated by the agents they attract to the company. Each person that an agent sponsors creates a new downline for the agent.

Leadership

Leadership is completely different from sponsoring agents. The agent is able to earn money by leading new agents and creating their own teams, also referred to as “circles”, within the company.

Mentoring of New Agents

Agents who are new to the real estate industry are paired with seasoned mentors for guidance through their first several transactions. With “The Mentor Program,” seasoned agents will help new agents with their listing appointments, meet and greets, Comparative Market Analysis and much more.

We believe that focusing on stream-lining our operations to a low-overhead business model, we can leverage our software platform for management of real estate brokerage back-office functions, without the cost of physical brick and mortar offices or of redundant personnel. As a result, we believe that we will be able to offer our agents the ability to keep significantly more of their commissions compared to traditional real estate brokerage firms. We believe that we offer our agents some of the best technology, training, and support available in the industry. We also believe that our commission structure, business model and our focus on treating our agents well will attract more agents and higher producing agents to join and stay with our Company.

Industry Background

Our Companies operate in the U.S. residential real estate industry, which is approximately a $2 trillion industry based on 2019 transaction volume (i.e. average home sale price times number of new and existing home sale transactions). A substantial amount of our revenues come from serving buyers and sellers of existing homes. According to the National Association of Realtors, or NAR, existing home sales represent approximately 89% of the overall market by number of transactions.

Industry Trends

According to NAR 2019 and 2020 data,

•When analyzing the Home Search Process, for 44 percent of recent buyers, the first step that was taken in the home buying process was to look online at properties for sale; while 17 percent of buyers first contacted a real estate;

•The typical buyer who did not use the internet during their home search spent only 4 weeks searching and visited four homes, compared to those who did use the internet and searched for 10 weeks and visited 10 homes

•Among buyers who used the internet during their home search, 87 percent of buyers found photos very useful and 85 percent found detailed information about properties for sale very useful.

How Buyer Found Real Estate Agent
13%
1%
1%
2%
3%
4%
5%
5%
6%
7%
12%
41%
Only 1% of buyers found their agent due to agent being at an office!
Other - 13%
Walked into or called office - 1%
Mobile or tablet application - 1%
Referred through employer or relo company - 2%
Saw contact info on For Sale Sign - 3%
Personally contacted by agent - 4%
Visited open house and met agent - 5%
Website (no specific site) - 5%
Referred by another agent/broker - 6%
Inquired about specific property online - 7%
Used agent previously to buy or sell - 12%
Referred by friend, neighbor, relative - 41%
*Source – National Association of Realtors 2019 Profile of Home Buyers and Sellers, pg. 80

•The vibrancy of how buyers and sellers utilize real estate agents and brokers is reflected by the NAR statistic which indicates that 89 percent of home buyers and 89 percent of home sellers worked with a real estate agent to buy or sell a home.

•According to NAR, online websites were seen as the most useful information source home buyers and sells at 93 percent in the home search process.

Industry Outlook

As indicated by NAR, there has been a “spectacular” recovery for contract signings showing the resiliency of American consumers for homeownership. With the impact that the COVID-19 pandemic has had on the overall U.S. economy, NAR is of the opinion that the housing sector could lead the way for broader economic recovery. More listings are continuously appearing as the economy reopens, helping with inventory choices. However, the new listings are quickly taken out of the market from heavy buyer competition. In a sign that housing continues to lead the economy forward, builder confidence in the market for newly built single-family homes increased six points to 78 in August 2020, beating market expectations of 73. It was the highest reading since December 1998, as sentiment rebounded following the easing of the coronavirus lockdown restrictions and as record-low mortgage rates boosted demand for new homes.

As of their most recent releases, NAR is forecasting a 1.1% increase in existing home sale transactions for 2020 compared to 2019, with sales ramping up to 5.4 million by the fourth quarter; but on the other hand, Fannie Mae is forecasting that the economic shutdown and the unemployment rate will drag on the housing market for 2020, predicting a 15% drop in home sales for 2020 over 2019 numbers. Notwithstanding, NAR’s chief economist, Lawrence Yun, indicates that, “we are witnessing a true V-shaped sales recovery as homebuyers continue their strong return to the housing market.”

Competition

The residential real estate brokerage industry is highly competitive with low barriers to entry for new participants. With that, it is our Company’s philosophy that focusing on recruitment and retention of independent sales agents and independent sales agent teams must take a prominent role in advancing our business model in order to maintain and advance the business and financial results of our Company. In general, competition for independent sales agents in the residential real estate sector is very high and has intensified particularly for the high producing independent sales agents. Competition for independent sales agents is generally subject to numerous factors, including remuneration and benefits, other expenses borne by independent sales agents, leads or business opportunities generated for the independent sales agent from the brokerage, independent sales agents’ perception of the value of the broker’s brand affiliation, marketing and advertising efforts by the brokerage or franchisor, technology, continuing professional education, and other services provided by the brokerage.

We compete with three major categories of competitors:

• national independent real estate brokerages such as Keller Williams, ERA and Coldwell Banker Real Estate, franchisees of national and regional real estate franchisors, regional independent real estate brokerages, and discount and limited service brokerages;

• companies that employ technologies intended to disrupt the traditional brokerage model or eliminate agents from, or minimize the role they play in, the home sale transaction, such as through the reduction of brokerage commissions, such as eXp World Holdings, Inc. and Realogy Holdings Corp.; and

• other non-traditional models that operate outside of the brokerage industry, such as companies that leverage capital to purchase homes directly from sellers such as Compass, OpenDoor and Offerpad.

Many of the competitors in our segment of the residential real estate market are much larger than us, with more capital to fund growth and survive downturns, and greater brand awareness. Some of our competitors are also increasingly well-funded, which strengthens their competitive position and ability to offer ag gressive compensation arrangements to top-performing sales agents. Moreover, a growing number of companies are competing in non-traditional ways for a portion of the gross commission income generated by home sale transactions. For example, real estate listing aggregators and other web-based real estate service providers not only compete with our business by establishing relationships with independent sales agents and/or buyers and sellers of homes, they also increasingly charge brokerages and independent sales agents for advertising on their sites.

As we expand into new markets across the U.S., our ability to position ourselves and successfully compete is important to our prospects for further growth. Our ability to compete may be affected by the recruitment, retention and performance of independent sales agents, the location of offices and target markets, the services provided to independent sales agents, the fees charged to independent sales agents, the number and nature of competing offices in the vicinity, affiliation with a recognized brand name, community reputation, technology and other factors. Our success may also be affected by national, regional and local economic conditions.

Intellectual Property

We have a registered trademark with the United States Patent and Trademark Office (USPTO) for the name “Chantel Ray” and logo of “CR”, as it relates to real estate and associated industries. We have a pending application with the USPTO for the name and logo of “CANZELL” in the same space. We also own the rights to the domain names Canzell.com, JoinCanzell.com, Canzellluxury.com; Canzellhomes.com, Chantelray.com, CRcareers.com, CRREluxury.com and Chantelrayhomes.com.

We have transaction management software that helps agents conduct their listings and transactions from listing to closing. We also have a lead generating CRM we provide each agent to not only attract new business but keep up with and nurture the business they have. We have an internal system powered by KV Core, a third-party software suite that we utilize, that includes an automated marketing center and all internal training and documentation an agent would need. While we currently depend on our relationship with these third-party vendors to provide our services in the short-term, we believe other alternatives are available in the longer term, should they be needed, to license or develop replacement technology.

If necessary, we will aggressively assert our rights under trade secret, unfair competition, trademark and copyright laws to protect our intellectual property. We protect these rights through trademark law, the maintenance of trade secrets, the development of trade dress, and, where appropriate, litigation against those who are, in our opinion, infringing these rights.

While there can be no assurance that we will be able to protect our information, we intend to assert our intellectual property rights against any infringement. While an assertion of our rights could result in a substantial cost and diversion of management effort, we believe the protection and defense against infringement of our intellectual property rights are essential to our business. There is also risk that someone else will claim that we are violating their intellectual property rights, which could cost money and time to defend, even if successful.

Seasonality of Business

According to NAR, seasonality plays an important role in the housing market since it has an impact on the housing demand and supply. One of the most turbulent changes that affects seasonality of the real estate market is weather. NAR historical data indicates that sales activity between February and March increases at a higher percentage than does price increases. The busiest home selling months are the summer months of May, June, July and August. Among these four months, June is typically the peak month of home selling activity. In contrast, the slowest months of selling activity are the winter months November, December, January and February.

In addition to aggregate trends in the real estate industry, the seasonality of a market varies from location to location. According to NAR, selling activity in the Midwest and Northeast gets much busier in the peak season than in any other region in the United States.

Other considerations that has historically impacted the seasonal viability of the real estate market is factors such as holidays, national or global emergencies such as the current pandemic, the school year calendar where parents are reluctant to entertain moving the family to another location, interest rates and overall macroeconomic considerations.

Our revenue and operating margins each quarter will remain subject to seasonal fluctuations, poor weather and natural disasters and macroeconomic market changes that may make it difficult to compare or analyze our financial performance effectively across successive quarters.

Government Regulation

We serve the residential real estate industry which is regulated by federal, state and local authorities as well as private associations or state sponsored associations or organizations. We are required to comply with federal, state, and local laws, as well as private governing bodies’ regulations, which combined results in a highly regulated industry.

We are also subject to federal and state regulations relating to employment, contractor, and compensation practices. Except for certain employees who have an active real estate license, virtually all real estate professionals in our brokerage operations have been retained as independent contractors, either directly or indirectly through third-party entities formed by these independent contractors for their business purposes. With respect to these independent contractors, like most brokerage firms, we are subject to the Internal Revenue Service regulations and applicable state law guidelines regarding independent contractor classification. These regulations and guidelines are subject to judicial and agency interpretation.

Real Estate Regulation - Federal

The Real Estate Settlement Procedures Act of 1974, as amended, (“RESPA”) became effective on June 20, 1975. RESPA requires lenders, mortgage brokers, or servicers of home loans to provide borrowers with pertinent and timely disclosures regarding the nature and costs of the real estate settlement process. RESPA also protects borrowers against certain abusive practices, such as kickbacks, and places limitations upon the use of escrow accounts. RESPA also requires detailed disclosures concerning the transfer, sale, or assignment of mortgage servicing, as well as disclosures for mortgage escrow accounts.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) moved authority to administer RESPA from the Department of Housing and Urban Development to the new Consumer Financial Protection Bureau (“CFPB”). The Dodd-Frank Act increased regulation of the mortgage industry, including but not limited to:

(i) generally prohibiting lenders from making residential mortgage loans unless a good faith determination is made of a borrower’s creditworthiness based on verified and documented information;

(ii) enacting regulations to help assure that consumers are provided with timely and understandable information about residential mortgage loans and to protect consumers against unfair, deceptive and abusive practices; and

(iii) establishing minimum national underwriting guidelines for residential mortgages that lenders will be allowed to securitize without retaining any of the loans’ default risk. In February 2018, the CFPB released a five-year strategic plan indicating that the CFPB intends to continue to focus on protecting consumer rights while engaging in rulemaking to address unwarranted regulatory burdens.

Under the current strategic plan, the CFPB would (i) provide “clear rules of the road” through rulemaking and amendments; (ii) foster a “culture of compliance” among businesses; (iii) engage in “vigorous enforcement”; and (iv) educate consumers to make the best financial decisions.

Additionally, in a recent regulatory agenda, the CFPB indicated that it planned to review “inherited regulations” to ensure “outdated, unnecessary, or unduly burdensome regulations” are addressed and modernized. As a result, the regulatory framework of RESPA applicable to our business may be subject to change. In addition, federal fair housing laws generally make it illegal to discriminate against protected classes of individuals in housing or brokerage services.

Other federal laws and regulations applicable to our business include (i) the Federal Truth in Lending Act of 1969; (ii) the Federal Equal Credit Opportunity; (iii) the Federal Fair Credit Reporting Act; (iv) the Fair Housing Act; (v) the Home Mortgage Disclosure Act; (vi) the Gramm-Leach-Bliley Act; (vii) the Consumer Financial Protection Act; (viii) the Fair and Accurate Credit Transactions Act; (ix) the Telephone Consumer Protection Act; and (x) state and federal laws pertaining to the privacy rights of consumers, which affects how we collect and use customer information, including solicitation of new clients.

Real Estate Regulation - State and Local Level

Real estate and brokerage licensing laws and requirements vary from state to state. In general, all individuals and entities lawfully conducting businesses as real estate brokers, agents or sales associates must be licensed in the state in which they carry on business and must at all times be in compliance.

Certain jurisdictions may require a person licensed as a real estate agent, broker, sales associate or salesperson, to be affiliated with a brokerage in order to engage in licensed real estate brokerage activities or allow the agent, broker, sales associate or salesperson to work for the public, another agent or broker, sales associate or salesperson conducting business on behalf of the brokerage, sponsoring agent, broker, sales associate or salesperson.

Engaging in the real estate brokerage business requires obtaining a real estate brokerage license.  In order to obtain this license, jurisdictions require that a member or manager be licensed individually as a real estate broker in that jurisdiction. This member or manager is responsible for supervising the licensees and the entity’s real estate brokerage activities within the state.

Real estate licensees, whether they are brokers, salespersons, individuals, agents or entities, must follow the state’s real estate licensing laws and regulations. These laws and regulations generally specify minimum duties and obligations of these licensees to their clients and the public, as well as standards for the conduct of business, including contract and disclosure requirements, record keeping requirements, requirements for local offices, escrow trust fund management, agency representation, advertising regulations and fair housing requirements.

In each of the states where we have operations, we assign appropriate personnel to manage and comply with applicable laws and regulations.

Most states have local regulations (city or county government) that govern the conduct of the real estate brokerage business. Local regulations generally require additional disclosures by the parties to a real estate transaction or their agents or brokers, or the receipt of reports or certifications, often from the local governmental authority, prior to the closing or settlement of a real estate transaction as well as prescribed review and approval periods for documentation and broker conditions for review and approval.

Third-Party Rules

Beyond federal, state and local governmental regulations, the real estate industry is subject to rules established by private real estate groups and/or trade organizations, including, among others, state and local Associations of REALTORS® (“AOR”), the National Association of Realtors® (“NAR”), and local Multiple Listing Services (“MLSs”). “REALTOR” and “REALTORS” are registered trademarks of the National Association of REALTORS®.

Each third-party organization generally has prescribed policies, bylaws, codes of ethics or conduct, and fees and rules governing the actions of members in dealings with other members, clients and the public, as well as how the third-party organization’s brand and services may or may not be deployed or displayed.

We assign appropriate personnel to manage and comply with third party organization policies and bylaws.

DESCRIPTION OF PROPERTY

The principal office of CRGH is located at 2600 Barrett Street in Virginia Beach, VA. The real estate is owned by Chantel Ray Assets, LLC a company owned solely by Chantel Ray Finch. The principal office also includes our marketing, accounting, and sales departments. We also maintain a sales office at 5803 In dian River Rd in Virginia Beach, VA. The real estate is also owned by Chantel Ray Assets, LLC. The purpose of Chantel Ray Assets, LLC is to own the aforementioned properties. There is no contractual relationship between CRGH and Chantel Ray Assets, LLC.

In addition to the principal office and sales office, we also lease office space located at 1833 Republic Rd in Virginia Beach, VA and 12090 Jefferson Avenue, Suite 1720 in Newport News, VA, that we use as sales offices.

None of the leases are individually material to our business model and all have either an option to renew or are located in markets with adequate opportunities to continue business operations at terms satisfactory to us.

Legal Proceedings

We are not involved in any litigation that we believe could have a material adverse effect on our financial position or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of our executive officers, threatened against or affecting our Company or our officers or directors in their capacities as such.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of consolidated operations should be read in conjunction with our consolidated financial statements and accompanying notes included elsewhere in this Offering Circular. The Company, the direct parent of Chantel Ray Real Estate, Inc. (CRRE) and Chantel Ray Realty, LLC (CRR), does not conduct any operations other than with respect to its ownership of CRRE and CRR. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. See “Forward-Looking Statements and “Risk-Factors” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results may differ materially from those contained in any forward-looking statements.

Revenues:

Our revenues for fiscal year-end December 31, 2019 was $11,263,814 representing approximately 1,240 real estate transactions as compared to fiscal year-end December 31, 2018 where revenues were $10,603,931, representing approximately 1,484 real estate transactions. The average gross sales per transaction increased with inflation from 2018 to 2019. In the interim period, June 30, 2020, revenue during this period reflected $3,359,059, representing 487 transactions which was lower than the prior year’s level due to COVID-19 business closures and social distancing guidelines established in Virginia by the Governor. Notwithstanding the COVID-19 impact on businesses including CRRE, CRRE was able to utilize technology and safety procedures to reopen its doors after the initial close from mid-March to end of June 2020, although impacted by lower revenue for the interim period ending June 30, 2020 due to the impact of regulatory safety measures.

Cost of Revenue:

There was an increased agent split of commissions between the comparison years of 2018 and 2019 reflected by Cost of Revenue at fiscal year-end 2019 of $4,973,991 versus fiscal year-end 2018 of $5,229,139.

General Operating Expenses:

The large increase in operating expenses that we experienced between 2018-2019 resulted from increases in office location expenses and technology expenses. During 2019, we had the maximum number of brick and mortar locations open, including a location in Charlotte, NC. We had a total of 7 locations open in 2019, including the building we leased in 2019, which included an office buildout. We also had much more technology expenses in 2019, including, more Salesforce licenses purchased for agents to have personal websites in addition to their CRM login as well as purchasing more technology for the agents.

General & Administrative Expense:

In comparison to 2018, an effort was made in 2019 to review and streamline many General and Administrative expenses resulting in a number of changes being made, including, bringing a significant portion of services in-house in order to stabilize overall marketing costs.

Cashflow:

Our cashflows are generated principally from commissions from real estate transactions.

Non-GAAP Financial Measures:

Our Non-GAAP financial measures are based upon Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA).

MANAGEMENT

Directors, Executive Officers and Significant Employees

The table below sets forth the relevant information of our directors and executive officers as of September 30, 2020:

	Name	Position	Age	Term of Office
Executive Officers:(1)	Chantel Ray Finch	Chairperson, Chief Executive Officer	45	Since June 2011
	Heather Roemmich	Chief Operating Officer	36	Since January 2018
Directors:	Chantel Ray Heather Roemmich (1) John McClaren (1) Kevin Carr (1)
Significant Employees:	John McClaren	Principal Broker	40	Since January 2018
	Kevin Carr	Managing Partner	43	Since January 2019

Holdings does not have any employees. We provide information that pertains to the management of CRRE and CRR, wholly owned subsidiaries of Holdings.

(1)Represents nominees for the board of directors who have consented to serve in the capacity as a director.

The following is a biographical summary of the experience of our executive officers and directors:

Chantel Ray Finch-Founder, CEO, Director

Chantel Ray Finch started as a local Real Estate Agent in 2004. In 2009 she built her own brokerage firm, Chantel Ray Real Estate, Inc. and has served as President/CEO since its inception. She has consented to serve as Chairperson of the Board of Directors for CRGH.

Along with her other experience, qualifications, and skills, Ms. Finch’s extensive experience as the Chief Executive Officer of our Company, her knowledge of our operations, and keen awareness of the oversight necessary to chart the strategic direction of the Company, brings the needed depth to the board of directors necessary for the company’s continued growth.

Heather Roemmich-Chief Operating Officer, Director Nominee

Heather Roemmich started with Chantel Ray in 2009 as an administrative assistant. She completed all requirements to become a real estate agent, selling as an agent affiliated with Chantel Ray Real Estate, Inc. She was subsequently invited to serve in an operational role for the Company. Over her 11 years with the company she was a Managing Partner for two of our office locations as well as standing in as the Director of Operations. In 2018, she was promoted to the role of Chief Operating Officer and has consented to serve as one of the directors for Holdings.

We believe that Ms. Roemmich’s extensive real estate experience and her knowledge and oversight of the operations of our Company qualifies her to be one of our directors of Holdings.

John McClaren-Principal Broker, Director Nominee

John McClaren became affiliated with Chantel Ray Real Estate, Inc. in 2010 as a real estate agent. In his tenure, he became a Broker and now serves as the Principal Broker at Chantel Ray Real Estate, Inc. He has consented to serve as one of the directors of Holdings.

We believe that Mr. McClaren’s experience being that of the Principal Broker for Chantel Ray Real Estate, Inc. qualifies him to serve as one of our directors.

Kevin Carr-Managing Partner, Director Nominee

Kevin Carr started with Chantel Ray in 2019 as a Managing Partner. Prior to joining Chantel Ray, he was a Team Leader with Keller Williams for 2 years and a General Manager of Operations for Saks Fifth Avenue for 7 years.  He has consented to serve as one of the directors of Holdings.

We believe that Mr. Carr’s experience that of the Managing Partner for Chantel Ray Real Estate, Inc. qualified him to serve as one of our directors.

Family Relationships

There are no family relationships among our executive officers and directors.

Involvement in Certain Legal Proceedings

None of our directors or executive officers have been involved in any of the following events during the past five years:

(a)any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b)any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

(c)being subject to any order, judgement, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

(d)being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgement has not been reversed, suspended, or vacated;

(e)being the subject of, or a party to, any federal or state judicial or administrative order, judgement, decree or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulations; or (ii)any law or regulation respecting financial institutions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(f)being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act or 1934), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The chart below includes the aggregate remuneration for the fiscal year ended December 31, 2019 of each of the Holding Companies’ executive officers.

Name	Capacities in which compensation was received (e.g., CEO, director, etc.) ($)	Cash Compensation ($)	Other Compensation ($)(1)	Total Compensation ($)
	CEO; COO	$125,000	$0	$250,000

(1)The Company intends to grant equity compensation in the form of stock grants to its officers and directors following the completion of this Offering. The actual type and amounts of equity compensation to be paid to the Company’s officers and directors has not yet been determined.

Director Compensation

Our directors who are employed by us do not receive any additional compensation for serving on our Board. We will have four directors. We currently do not pay our directors any cash compensation for their services as board members.

Employment Agreements

We have employment agreements with each of Chantel Ray Finch, our President and Chief Operating Officer, and Heather Roemmich, our Chief Operating Officer. Ms. Finch is paid an annual base salary of $125,000 and is eligible to receive an annual bonus of 10% of net profit based on achievement of goals and objectives established by the Company. Ms. Roemmich is paid an annual base salary of $125,000 and is eligible to receive an annual bonus of 10% of net profit based on achievement of goals and objectives established by the Company. In the event either Ms. Finch or Ms. Roemmich is terminated by the Company without cause or by said executive for good reason, the Company will pay the executive in accordance with its regular payroll practice following the date of termination.

The attorneys, accountants and other professionals who perform services for us also perform services for CRRE and CRR. They do not represent investors, and no other counsel or professionals have been retained to represent the interests of investors who

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following tables set forth information about the beneficial ownership of our common and preferred shares of stock at October 1, 2020, and as adjusted to reflect the sale of the shares of common stock in this offering. Unless otherwise noted below the address of each beneficial owner listed on the tables is c/o CR Global Holdings, Inc., 2600 Barrett Dr., Virginia Beach, VA 23452.

Holdings is the sole shareholder of CRRE and the sole member of CR. Both Holdings and CRRE is owned 100% by Founder, Chantel Ray Finch. CR is a manager-managed limited liability company where 100% of the membership interests is held by its Founder, Chantel Ray Finch.

HOLDINGS Capital Stock

Title of Class	Name and Address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
	Chantel Ray Finch	2,000,000 Preferred	0	100%

CRRE Capital Stock

Title of Class	Name and Address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Chantel Ray Finch	100 shares	0	100%

CR Ownership Units

Title of Class	Name and Address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Membership Interest	Chantel Ray Finch	Membership Interest	0	100%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Set forth below is a description of certain relationships and related person transactions since January 1, 2018, and year-to-date June 30, 2020, between us or our subsidiaries, and our directors, executive officers and holders that involve an amount that exceeds $50,000. We believe that all of the following transactions were entered into with terms as favorable as could have been obtained from unaffiliated third parties.

Chantel Ray Finch

Title Company joint ventures:

CR Title Team, LLC:

CR Title Team, LLC is a joint venture between Chantel Ray Finch and Jones, Walker and Lake, P.C. Whenever a client purchases title insurance through CR Title, after expenses, the profit is split 50/50 each month.

United Title Group, LLC:

United Title Group, LLC is a joint venture between Chantel Ray Finch and Priority Title and Escrow. Whenever a client purchases title insurance through United Title Group, LLC, after expenses, the profit is split 50/50 each month.

Cavalier Title Services, LLC:

Cavalier Title Services, LLC is a joint venture between Chantel Ray Finch and Jones, Coleman and Coleman, P.C. Whenever a client purchases title insurance through Cavalier Title, after expenses, the profit is split 50/50 each month.

Process Mortgage, LLC:

Process Mortgage, LLC is a joint venture between Chantel Ray Finch (Processing LLC) and Movement Mortgage. Whenever a client closes a loan with Process Mortgage, LLC, after expenses, the profit is split 50/50 each month. There is no contractual relationship or otherwise between Processing LLC and CR Global Holdings, Inc.

Leases:

Below are properties owned by Chantel Ray Assets, LLC that are leased back to CRRE:

(1) 2600 Barrett Street, Virginia Beach, VA 23452; and

(2) 5803 Indian River Road, Virginia Beach, VA 23464

SECURITIES BEING OFFERED

We are offering  1,000,000 shares of common stock in this Offering.

The Company’s authorized capital stock consists of 4,000,000 shares, of which 2,000,000 shares are common stock of no par value (Common Stock) and 2,000,000 shares are preferred stock (Preferred Stock) of no par value. As of the date of this filing and taking into account this Offering, we will have 1,000,000 shares of Common Stock issued and outstanding.

Common Stock

Our Company is authorized to issue 2,000,000 shares of common stock with no par value per share. Shares of common stock will not have voting rights or dividend rights. Our common stock does not have liquidation or preemptive rights.

Preferred Stock

Our Company is authorized to issue 2,000,000 shares of preferred stock to the Founder, Chantel Ray Finch with no par value per share. Shares of preferred stock will have voting rights, dividend rights and preemptive rights.

Recent Sales of Unregistered Securities

There have been no sales of unregistered Securities since the inception of the Company and as of the date of this Offering Circular.

FINANCIAL STATEMENTS TIER I OFFERINGS

Chantel Ray Real Estate Inc.
Unaudited Balance Sheet

	2020	2019	2018
	As Of June 30, 2020	Year Ending Dec 31, 2019	Year Ending Dec 31, 2018
ASSETS
Current Assets
Cash	594,481	747,049	871,519
Employee Cash Advances	0	0	0
Accounts Receivable	0	0	0
Total Current Assets	594,481	747,049	871,519
Fixed Assets
Office Furniture & Fixtures	519,111	519,111	500,674
Computer, Software & Equipment	127,744	127,744	127,745
Leasehold Improvements	164,661	164,661	164,661
Vehicles	78,793	78,793	78,793
Organizational Cost	8,133	8,133	8,133
Indian River	454,152	454,152	454,152
Accumulated Depreciation	(975,894)	(975,894)	(971,413)
Total Fixed Assets	376,700	376,700	362,745
Other Assets
13000 Security Deposits	33,040	33,040	34,060
Total Other Assets	33,040	33,040	34,060
TOTAL ASSETS	1,004,221	1,156,789	1,268,324
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Credit Cards	49,068	61,784	53,597
Business License Tax Holding	0	0	49,882
Presidents Club Holding	(11,317)	3,925	37,345
Escrow Holdings	17,848	27,945	61,682
PPP SBA Loan	521,960	0	0
Total Current Liabilities	577,559	93,654	202,506
Accounts Payable
Total Accounts Payable	187,032	121,228	173,597
Long-Term Liabilities
23990 Indian River Suntrust N/P	0	302,506	307,893
Total Long-Term Liabilities	0	302,506	307,893
Total Liabilities	764,591	517,388	683,996
Equity
Retained Earnings	59,120	458,891	403,818
Paid In Capital	180,510	180,510	180,510
Total Equity	239,630	639,401	584,328
TOTAL LIABILITIES AND EQUITY	1,004,221	1,156,789	1,268,324

UNAUDITED - FOR MANAGEMENT USE ONLY

Chantel Ray Real Estate Statement of Operations
	2020	2019	2019	2018
	As of June 30, 2020	As of June 30, 2019	Year Ending Dec 31, 2019	Year Ending Dec 31, 2018
Revenues
Product Sales	3,589,059	5,819,378	11,263,814	10,603,931
Miscellaneous Income
Total Revenues	3,589,059	5,819,378	11,263,814	10,603,931
Cost of Goods Sold - Commissions	1,867,197	2,441,342	4,973,991	5229139
Gross Profit	1,721,862	3,378,036	6,289,823	5,374,792
Operating Expenses
Advertising	175,042	374,962	750,112	1,061,115
Agent Appreciation/Gifts	2,329	12,393	39,463	31,759
Computer/IT				34,590
Contributions	1,000	33,801	39,463	193,360
Depreciation			4,481	4,481
Education/Dues				42,098
Employee Benefits	12,913		5,096	14,701
Insurance - Business	7,270	14,568	25,191	38,197
Insurance - Health	20,259	43,348	101,511	181,949
Office	34,949	891,558	1,561,474	79,756
Payroll Taxes	64,968	84,063	147,957
Professional Fees	32,538	23,905	70,498	32,081
Payroll Processing	23,289	27,097	67,513
Rent	191,067	169,300	388,765	197,124
Repairs & Maintenance	3,576	719	1,442	56,537
Salaries	703,694	793,603	1,753,509	1,900,075
Salaries - Officers'	62,502	75,471	105,722	110,047
Software and Maintenance	64,581	199,037	299,264	313,858
Taxes & Licenses	6,994	21,079	77,953	253,000
Telephone	35,794	15,595	55,694	34,510
Travel	375	39,237	39,237	20,120
Utilities	28,608	141,008	343,347	33,638
Miscellaneous	7,557	1,120	5,165	12,837
Total Operating Expenses	1,479,305	2,961,864	5,882,857	4,645,833
Operating Profit	242,557	416,172	406,966	728,959
Other Income/(Expense)
Interest Expense	139		(38)
Other Income	443			66
Total Other Income/(Expense)	582	0	(38)	66
Net Income/(Loss)	243,139	416,172	406,928	729,025

UNAUDITED - FOR MANAGEMENT USE ONLY

In the opinion of management all adjustments necessary in order to make the interim financial statements not misleading have been included.

Chantel Ray Real Estate Inc.
Statements of Changes in Shareholder's Equity

Balance as of January 1, 2018 (unaudited)

Retained Earnings	$ 744,476
Additional Paid in Capital	180,410
Common Stock	100
Shareholder's Equity January 1, 2018 (unaudited)	$ 924,986

Net income 2018	$ 729,025
Shareholder Distributions 2018	(1,069,683)
Shareholder's Equity December 31, 2018 (unaudited)	$ 584,328

Net income January to June 2019	$ 416,172
Shareholder Distributions January to June 2019	-
Shareholder's Equity June 30, 2019 (unaudited)	$ 1,000,500

Net loss July to December 2019	$ (9,244)
Shareholder Distributions July to December 2019	(351,855)
Shareholder's Equity December 31, 2019 (unaudited)	$ 639,401

Net income January to June 2020	$ 243,139
Shareholder Distributions January to June 2020	$ (642,910)
Shareholder's Equity June 30, 2020 (unaudited)	$ 239,630

UNAUDITED - FOR MANAGEMENT USE ONLY

(1) Please see Exhibit 4 for explanation of Changes in Shareholder’s Equity.

Chantel Ray Real Estate Inc.
Consolidated Statements of Cash Flows

	2020	2019	2019	2018
	As Of June 30, 2020	As Of June 30, 2019	Year Ending December 31, 2019	Year Ending December 31, 2018
OPERATING ACTIVITIES
Net Income	243,139	416,172	406,928	729,025
Adjustments to reconcile Net Income to Net Cash provided by operations:
Accumulated Depreciation	0	2,241	4,481	4,481
Security deposits	0	0	1,020	(3,000)
Accounts Payable	65,804	15,587	(52,369)	173,597
Credit Cards payable	(12,716)	19,640	8,187	9,603
Business License Tax Holding		11,241	(49,882)	12,760
Presidents Club Holding	(15,242)	11,425	(33,420)	(35,859)
Escrow Holdings	(10,097)	17,745	(33,737)	(47,380)
	0	0	0	0
Total Adjustments to reconcile Net Income to Net Cash provided (used )by operations:	27,749	77,879	(155,720)	114,202
Net cash provided by operating activities	270,888	494,051	251,208	843,227
INVESTING ACTIVITIES
Purchase of fixed assets	0	0	(18,436)	0
FINANCING ACTIVITIES
Note payments	(302,506)	0	(5,387)	(48,496)
SBA LOAN	521,960	0
Shareholder Distributions	(642,910)	0	(351,855)	(1,069,683)
Net cash provided (used) by financing activities	(423,456)	0	(357,242)	(1,118,179)
Net cash increase (decrease) for period	(152,568)	494,051	(124,470)	(274,952)
Cash at beginning of period	747,049	871,519	871,519	1,146,471
Cash at end of period	594,481	1,365,570	747,049	871,519

UNAUDITED - FOR MANAGEMENT USE ONLY

CR Global Holdings, Inc.

NOTES TO FINANCIAL STATEMENTS

NOTE 1: NATURE OF OPERATIONS

CR Global Holdings, Inc. (the “Company”) was founded in 2020 and is the parent company of Chantel Ray Real Estate, Inc. (CRRE) and Canzell Realty, LLC (CR), companies established by their Founder and CEO, Chantel Ray Finch (the, “Holding Companies”).

The Company does not conduct any operations other than with respect to its ownership of CRRE, a company operating since 2010, and CR, a company operating since 2017. We are focused on expanding our residential real estate operations throughout various cities across the United States.

Currently, we operate in more than 100 cities in regions that are located in the following five states: Virginia, North Carolina, Florida, Texas and Washington State. Our operations are targeted to geographical regions in urban, suburban and rural areas.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) as determined by Financial Accounting Standards Board (“FASB”) and Accounting Standards Codification (“ASC”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the unaudited interim consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results of operations for the periods presented. They may not include all of the information and footnotes required by GAAP for complete financial statements. Therefore, these financial statements should be read in conjunction with the Company’s consolidated financial statements for the year ended December 31, 2019. The results of operations for any interim periods are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period.

The Consolidated Financial Statements include the accounts of the Company’s wholly owned subsidiary Chantel Ray Real Estate, Inc. The financial statements of CR Realty, LLC are insubstantial and are not included into the consolidation. All transactions and accounts between and among its subsidiaries have been eliminated. All adjustments and disclosures necessary for a fair presentation of these consolidated financial statements have been included. The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. For the purpose of the statement of cash flows, cash equivalents include time deposits, certificates of deposits, and all highly liquid debt instruments with original maturities of three months or less.

Fair Value of Financial Instruments

The Company discloses fair value information about financial instruments based upon certain market assumptions and pertinent information available to management.

Revenue and Cost Recognition

We generate revenue primarily from commissions on completed real estate transactions. We recognize commission-based revenue on the closing of a transaction, less the amount of any closing-cost reductions. Commission revenue is affected by the number of real estate transactions we close, the mix of transactions, home sale prices, and commission rates.

Cost of Goods Sold

Cost of Goods Sold consists primarily of agent commissions less transaction and annual fees paid by our agents.

Advertising Expenses

Advertising expenses consist primarily of marketing and promotional materials. Advertising costs are expensed as they are incurred.

Income Taxes

The Company intends to file U.S. federal tax returns when due. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

Organizational Costs

Organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Property and equipment

Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives. Maintenance and repairs are expensed as incurred. Expenditures that substantially increase an asset’s useful life or improve an asset’s functionality are capitalized.

Recently issued accounting pronouncements

There have been no recently issued accounting pronouncements through the date of this report that we believe will have a material impact on our financial position, results of operations, or cash flows.

JOBS Act – Emerging Growth Company Status

We are an "emerging growth company" as defined in Section 3(a) of the Exchange Act (as amended by the JOBS Act, enacted on April 5, 2012). The United States Congress passed the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), which provides for certain exemptions from various reporting requirements applicable to public companies that are reporting companies and are "emerging growth companies." We will continue to qualify as an "emerging growth company" until the earliest to occur of: (a) the last day of the fiscal year during which we have total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five years by the SEC) or more; (b) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act; (c) the date on which we have, during the previous three-year period, issued more than $1,000,000,000 in non-convertible debt; or (d) the date on which we are deemed to be a "large accelerated filer," as defined in Exchange Act Rule 12b–2. Therefore, we expect to continue to be an emerging growth company for the foreseeable future.

NOTE 3 – EQUITY

Preferred Stock

The Company has no issued or outstanding preferred shares.

Common Stock

The Company has no issued or outstanding common stock.

NOTE 4 – RELATED PARTY

There are no related party transactions

NOTE 5 - SUBSEQUENT EVENTS

The Company is in the process of a Form 1-A registration of  1,000,000 shares of its common stock which it expects to be effective this fiscal year. The Company has evaluated the events subsequent to the preparation of these financial statements and determined that no other material events have taken place.

NOTE 6 - GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business.

PART III-EXHIBITS TO OFFERING STATEMENT

Index to Exhibits

Description of Exhibits

(1)	Certificate of Incorporation
(2)	Bylaws
(3)	Sample Subscription agreement
(5.1)	Commercial Lease Agreement - 2600 Barrett St
(5.2)	Commercial Lease Agreement – 5308 Indian River Rd
(6.1)	Chantel Ray Employment Agreement dated May 11, 2011
(6.2)	Heather Roemmich Employment Agreement dated May 11, 2011
(6.3)	Operating Agreement of Cavalier Title Services, LLC dated July 15, 2018
(6.4)	Limited Liability Company Agreement of Process Mortgage, LLC dated May 1, 2019
(6.5)	Operating Agreement of United Title Group, LLC dated July 1, 2017
(12)	Legal Opinion

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Virginia Beach, Commonwealth of Virginia, on November 25, 2020.

CR Global Holdings, Inc.

By: /s/ Chantel Ray Finch

Chantel Ray Finch

Chief Executive Officer and President

(Principal Executive Officer)

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Chantel Ray Finch
Chantel Ray Finch
Chief Executive Officer and President
(Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer)
Date: November 25, 2020

/s/ Heather Roemmich
Heather Roemmich
Chief Operating Officer
(Principal Chief Operating Officer)
Date: November 25, 2020

/s/ John McClaren
John McClaren, Director
Date: November 25, 2020

/s/ Kevin Carr
Kevin Carr, Director
Date: November 25, 2020